EXHIBIT 11

                           INDUSTRIAL HOLDINGS, INC.
                           EARNINGS (LOSS) PER SHARE
                 (thousands of dollars, except per share data)

                            PRO FORMA        HISTORICAL
                            SIX MONTHS       SIX MONTHS      PRO FORMA
                              ENDED             ENDED        YEAR ENDED             HISTORICAL YEAR ENDED
                              JUNE 30          JUNE 30       DECEMBER 31                 DECEMBER 31
                            ---------     ---------------    -----------   -----------------------------------------
                               1996        1996     1995        1995        1995     1994     1993     1992    1991
                              ------      ------   ------      ------      ------   ------   ------   ------   -----
Weighted average
    common shares
       outstanding ........    3,952       3,320    3,012       3,669       3,037    2,941    2,624    2,102     716

Common stock equivalents(1)      503         548       68         159         113       89      205
                               -----       -----    -----       -----       -----    -----    -----    -----     ---
Total common shares and
   common equivalent
   shares deemed to have a
   dilutive effect ........    4,455       3,868    3,080       3,828       3,150    3,030    2,829    2,102     716
                              ======      ======   ======      ======      ======   ======   ======   ======   =====
Net earnings (loss)
   available for common
   shareholders ...........   $  766      $  556   $  354      $1,241      $  545   $   32   $  763   $  382   $(998)
                              ======      ======   ======      ======      ======   ======   ======   ======   =====
Earnings (loss) per share     $  .17      $  .14   $  .12      $  .32      $  .17   $  .01   $  .27   $  .17   $(1.39)
                              ======      ======   ======      ======      ======   ======   ======   ======   =====

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(1) Net effect of dilutive stock options and warrants, calculated using the treasury stock method using average market price. Fully diluted earnings per share is not presented since it is the same as primary earnings per share. The effect of convertible debt is anti-dilutive for all years presented.